As filed with the Securities and Exchange Commission on August 8, 2007

Registration No. 333 -________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________________________

EMISPHERE TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)
_______________________________________________________

DELAWARE	2834	13-3306985

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

765 Old Saw Mill River Road, Tarrytown, New York 10591
(914) 347-2220
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
_______________________________________________________

Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan
(full title of plan)

 Michael V. Novinski
President and Chief Executive Officer
Emisphere Technologies, Inc.
765 Old Saw Mill River Road, Tarrytown, New York 10591
(914) 347-2220
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_______________________________________________________

Copies of Communications to:
 Timothy Maguire, Esq.
Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, MA 02111
617-856-8200
_______________________________________________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered (1) (2)	Proposed Maximum Aggregate Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (1)(3)
Common Stock par value $.01 per share	3,275,334 shares	$3.94	$12,904,816	$396

     (1) Represents shares issuable upon exercise of options to be granted pursuant to the Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan.

     (2) This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933, as amended, be deemed to cover such additional shares as may be issued to prevent dilution resulting from mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other similar transactions.

     (3) In accordance with Rule 457(h) under the Securities Act of 1933, as amended, the aggregate offering price of our common stock is estimated solely for calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales prices of our stock reported by the Nasdaq National Market on August 6, 2007, which was $3.94 per share.

EXPLANATORY NOTE

     On April 20, 2007, the stockholders of Emisphere Technologies, Inc. (the “Registrant”) approved the Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan (the “2007 Plan”), which replaced the Emisphere Technologies, Inc. 2000 Stock Option Plan (the “2000 Plan”) and the Emisphere Technologies, Inc. Stock Incentive Plan for Outside Directors (the “Directors Stock Plan”).

     This Registration Statement on Form S-8 relates to the registration of 3,275,334 shares of the Registrant’s Common Stock consisting of: (i) 2,500,000 shares of the Registrant’s Common Stock for issuance under the 2007 Plan; (ii) 765,562 shares of the Registrant’s Common Stock (the “Carryover Shares”) (which is an amount consisting of (x) 364,492 shares of Common Stock which remained available for new grants under the 2000 Plan and (y) 401,070 shares of Common Stock which remained available for new grants under the Directors Stock Plan); and (iii) 9,772 shares that have been returned to the 2000 Plan (the “Returned Shares”) on account of the expiration, cancellation or forfeiture of awards granted thereunder. None of the Carryover Shares may be issued under the 2000 Plan or the Directors Stock Plan. Such Carryover Shares may only be issued, offered and sold under the 2007 Plan. The Returned Shares are to be available under the 2007 Plan.

     The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act’).

     Upon written or oral request the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act. Requests for the above mentioned information should be directed to William Rumble, Corporate Controller, Emisphere Technologies, Inc., 765 Old Saw Mill River Road, Tarrytown, New York 10591, (914) 347-2220.

i

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

      Not required to be filed in the Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

      Not required to be filed in the Registration Statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 6, 2007.

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 19, 2007, February 15, 2007, February 27, 2007 (2 reports), April 11, 2007, May 4, 2007, May 24, 2007, June 5, 2007, June 11, 2007,June 29, 2007 and August 7, 2007.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 7, 2007 and the quarter ended June 30, 2007, filed with the Commission on August 7, 2007.

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(e)	The description of the Registrant’s preferred stock purchase rights contained in its Registration Statement of Form 8-A dated September 11, 1990.

(f)	The description of Registrant’s Common Stock contained in its Registration Statement on Form 8-A dated September 11, 1990.

     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of it from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference to this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is incorporated by reference into this Registration Statement modifies or supersedes such statement.

Item 4. Description of Securities

      Not Applicable.

Item 5. Interests of Named Experts and Counsel

      The validity of the securities to be issued pursuant to the 2007 Stock Award and Incentive Plan has been passed upon for the Registrant by Registrant’s legal counsel Brown Rudnick Berlack Israels LLP, One Financial Center, Boston, Massachusetts 02111..

Item 6. Indemnification of Directors and Officers

      Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

      Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such persons shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith, that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty. The Registrant’s Amended and Restated Certificate of Incorporation, as amended, contains such a provision. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

      Article Twelve of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, and Article Five of the Registrant’s By-Laws, as amended, provide that the Registrant shall indemnify officers, directors, employees and agents of Emisphere, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. The Registrant’s Amended and Restated Certificate of Incorporation, as amended, and By-Laws, as amended, also permit the Board of Directors to authorize the Registrant to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Registrant arising out of his capacity as such. The Registrant has obtained such directors’ and officers’ insurance insuring, subject to certain conditions, its directors and officers against certain liabilities.

Item 7. Exception from Registration Claimed

      Not Applicable.

Item 8. Exhibits

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Emisphere Technologies, Inc., as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation of Emisphere Technologies, Inc., dated April 20, 2007, filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarterly period ended as of March 31, 2007, filed with the Commission on May 7, 2007.*

4.2	By-Laws of Emisphere Technologies, Inc., as amended December 7, 1988 and September 26, 2005, each respectively filed as Exhibit 3(ii) to the Registrant’s Form 10-Q for the quarterly period ended as of January 31, 1999, as filed with the Commission on March 16, 1999, and filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 30, 2005.*

5.1	Opinion of Brown Rudnick Berlack Israels LLP.

10.1	Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Brown Rudnick Berlack Israels LLP. (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

*Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by section 10 (a) (3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered in it and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York on August 8, 2007.

EMISPHERE TECHNOLOGIES INC

By:	/s/ Michael V. Novinski
Michael V. Novinski
President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael V. Novinski and William T. Rumble, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME AND SIGNATURE	TITLE	DATE
/s/ Michael V. Novinski	President and Chief Executive Officer (Principal Executive Officer)	August 8, 2007
Michael V. Novinski
/s/ Stephen K. Carter	Director	August 8, 2007
Stephen K. Carter, M.D.
/s/ John D. Harkey, Jr.	Director	August 8, 2007
John D. Harkey, Jr.

NAME AND SIGNATURE	TITLE	DATE
/s/ Howard M. Pack	Director	August 8, 2007
Howard M. Pack
/s/ Mark H. Rachesky	Director	August 8, 2007
Mark H. Rachesky, M.D.
/s/ Michael Weiser	Director	August 8, 2007
Michael Weiser, M.D.
/s/ William T. Rumble	Corporate Controller (Principal Accounting Officer)	August 8, 2007
William T. Rumble, C.P.A.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1

Amended and Restated Certificate of Incorporation of Emisphere Technologies, Inc., as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation of Emisphere Technologies, Inc., dated April 20, 2007, filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarterly period ended as of March 31, 2007, filed with the Commission on May 7, 2007.*

4.2

By-Laws of Emisphere Technologies, Inc., as amended December 7, 1988 and September 26, 2005, each respectively filed as Exhibit 3(ii) to the Registrant’s Form 10-Q for the quarterly period ended as of January 31, 1999, as filed with the Commission on March 16, 1999, and filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 30, 2005.*

5.1	Opinion of Brown Rudnick Berlack Israels LLP.,

10.1	Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Brown Rudnick Berlack Israels LLP (contained in Exhibit 5.1).

24.2	Powers of Attorney (included on signature page).

*Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated herein by reference.